    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997
                                            REGISTRATION STATEMENT NO. 333-34127

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                AMENDMENT NO. 1
                                       to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           ---------------------------

                                 WAVEPHORE, INC.
             (Exact Name of registrant as specified in its Charter)

          INDIANA                                                86-0491428
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             3311 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85018
                                 (602) 952-5500
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                          ----------------------------

                     DAVID E. DEEDS, CHIEF EXECUTIVE OFFICER
                                 WAVEPHORE, INC.
                             3311 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85018
                                 (602) 952-5500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                          ----------------------------

        COPY TO:                                               COPY TO:
DOUGLAS J. REICH, ESQ.                                 STEVEN D. PIDGEON, ESQ.
    WAVEPHORE, INC.                                     SNELL & WILMER L.L.P.
3311 NORTH 44TH STREET                                   ONE ARIZONA CENTER
PHOENIX, ARIZONA 85018                               PHOENIX, ARIZONA 85004-0001
     (602)952-5500                                         (602) 382-6000

                          ----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

                          ----------------------------
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box./ /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.:/X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                          ----------------------------
                    (FACING PAGE CONTINUED ON FOLLOWING PAGE)

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                      Proposed Maximum      Proposed Maximum
Title of Each Class of            Amount to be         Offering Price           Aggregate              Amount of
Securities to be Registered       Registered(1)           Per Share          Offering Price        Registration Fee
----------------------------------------------------------------------------------------------------------------------
Common Shares                    4,772,732 Shares          $7.00(2)             33,409,124             $ 10,124
----------------------------------------------------------------------------------------------------------------------
Warrants to Purchase               954,545 Warrants          -0-(3)               -0-(3)                   -0-
   Common Shares
----------------------------------------------------------------------------------------------------------------------
Common Shares Issuable             954,545 Shares          $8.80(3)            8,399,996(3)            $  2,545
   Upon Exercise of Warrants
----------------------------------------------------------------------------------------------------------------------
            Total                                                                                      $ 12,669
======================================================================================================================

(1) The Company agreed to register 175% of the Common Shares issuable upon conversion of the Series C Preferred Shares and exercise of the Warrants. In the event of a stock split, stock dividend, or similar transaction involving Common Shares of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933. In addition, pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional Common Shares which may become issuable upon conversion of the Series C Preferred Shares by reason of reductions in the conversion price thereof in accordance with its terms (including, but not limited to, the terms which cause the variable conversion price thereof to decrease to the extent the market price of the Company's Common Shares declines).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the last reported sales price of the Common Shares on August 14, 1997, as reported by the Nasdaq National Market.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), based upon the last reported sales price of the Common Shares on August 14, 1997, as reported by the Nasdaq National Market.

                          ----------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                             5,727,277 COMMON SHARES

                                 WAVEPHORE, INC.



       All of the Common Shares offered hereby (the "Offering") may be sold by certain Selling Security Holders (the "Selling Security Holders") of WavePhore, Inc. ("WavePhore" or the "Company"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the number of Common Shares offered hereby (the "Common Shares") includes such presently indeterminate number of Common Shares as may be issued on conversion of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Shares"), as a dividend, payment of a redemption price or otherwise pursuant to the provisions thereof regarding determination of the applicable conversion price, including adjustments to the conversion price to prevent dilution resulting from stock splits, stock dividends or similar transactions, or by reason of reductions in the conversion price in accordance with the terms thereof (including, but not limited to, the terms which cause the variable conversion price thereof to decrease to the extent the market price of the Company's Common Shares declines). In addition, the Company has agreed to register 175% of the Common Shares issuable upon conversion of the Series C Preferred Shares at the Fixed Conversion Price (defined below) and exercise of the related Warrants issued on July 24, 1997. Until January 23, 1998, six months after the date of issuance of the Series C Preferred Shares, the applicable conversion price is $8.80 ("Fixed Conversion Price"), which is equal to 115% of the average closing sale prices of the Company's Common Shares for the five trading days prior to but not including the date of issuance. The Fixed Conversion Price may be extended up to six months if the Company satisfies certain conditions in its Articles of Amendment. If the Fixed Conversion Price of the Common Shares were used to determine the number of Common Shares issuable as of the first date on which the Series C Preferred Shares may be converted, the Company would be obligated to issue a total of approximately 2,727,275 Common Shares if all 24,000 Series C Preferred Shares outstanding on the date of this Prospectus were to be converted. An additional 545,454 Common Shares may be purchased upon exercise of presently outstanding Warrants sold to the Selling Security Holders simultaneously with the purchase of the Series C Preferred Shares. The 545,454 Common Shares purchasable upon exercise of the Warrants also may be offered by the Selling Security Holders. See "Selling Security Holders." The Company will not receive any of the proceeds from the sale of Common Shares by the Selling Security Holders, although the Company will receive up to $4,799,995 upon exercise of the Warrants. The Selling Security Holders may elect to sell all, a portion, or none of the Common Shares registered hereby. The Common Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol "WAVO." The Common Shares being registered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of such Selling Security Holders in the open market, on the Nasdaq National Market, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the Common Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Security Holders and any broker-dealers who act in connection with the sale of Common Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and proceeds of any resale of the Common Shares may be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Security Holders" and "Plan of Distribution." All expenses of registration incurred in connection with this Offering are being borne by the Company, but the Selling Security Holders will pay any brokerage and other expenses of sale incurred by them. See "Plan of Distribution."



SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

EACH SELLING SECURITY HOLDER AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING SECURITY HOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. COMMISSIONS RECEIVED BY ANY SUCH BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS UNDER THE SECURITIES ACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 26, 1997.

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Shares are listed on Nasdaq and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

       The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the Common Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

       No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                      INFORMATION INCORPORATED BY REFERENCE

       The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (3) the Proxy Statement for the 1997 Annual Meeting of Securityholders; (4) Current Report on Form 8-K filed on August 1, 1997; (5) Current Report on Form 8-K filed on June 12, 1997; (6) Current Report on Form 8-K/A filed on August 12, 1997; and (7) Description of Capital Stock contained in the Company's registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating such description. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such reports and documents.

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests for such documents should be directed to Investor Relations, WavePhore, Inc., 3311 North 44th Street, Phoenix, Arizona 85018; telephone (602) 952-5500.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including all documents incorporated herein by reference, contains forward-looking statements including statements regarding, among other items, the Company's business strategy, growth strategy, and anticipated trends in the Company's business. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Commission or otherwise. The words "believe," "expect," "anticipate," and "project" and similar expressions identify forward-looking statements, which speak only as of the date the statement is made. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth in "Risk Factors," and the documents incorporated herein by reference, describe factors, among others, that could contribute to or cause such differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in or incorporated into this Prospectus will in fact transpire or prove to be accurate. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing.

                                   THE COMPANY

       Investors should carefully consider the information set forth under the heading "Risk Factors" commencing on page 6 of this Prospectus. Except as otherwise specified, all references herein to the "Company" or "WavePhore" include WavePhore, Inc., an Indiana corporation, and each of its subsidiaries.

GENERAL

       WavePhore is a developer and provider of proprietary products and services for low-cost, high-speed, data broadcasting systems for distributing electronic information via existing worldwide television, radio, and satellite broadcast infrastructures and the Internet. The Company currently operates two divisions and is developing a third division within the data broadcasting industry: (i) its Networks Division provides equipment and data broadcasting services to major information providers to enable them to broadcast news and other information to their customers; (ii) its Newscast(TM) Division provides business customers with customized and aggregated news and information delivered from information providers and other content sources; and (iii) its recently formed Consumer Division is developing a consumer-based entertainment and programming service for data broadcasting to home PCs and TV/PCs known as WaveTop(TM).

NETWORKS DIVISION

       The Company, through its Networks Division, provides wireless data broadcasting network services and equipment to providers of financial data, news, and other information, such as Reuters America, Inc. ("Reuters"), Dow Jones & Company, Inc., the Associated Press, Knight-Ridder, Inc., and Thompson Financial Services. The Company's broadcast networks utilize established technologies, such as FM subcarrier and small dish satellite broadcasting technologies, that are well-suited to the economical one-way transmission of time-sensitive data from one central location to many remote sites. The Company's FM subcarrier transmission operations are established in 14 major United States markets that, combined with the Company's small dish satellite coverage, enable the Company to serve the continental United States and the major population centers in Canada. The Company designs, sells, and rents data receivers and network management equipment and systems to information providers for use with the Company's networks or their own private network. These companies include Novanet Communications Limited, SkyTel Corp., AEI Music Network, Inc., Reuters, Muzak, 3M Company and WSI Corporation.

NEWSCAST DIVISION

       The Company's WavePhore Newscast(TM) Today service allows users to create customized information profiles and have news and information matching those profiles electronically "clipped" from a large variety of information sources and delivered to the users' PCs. The Newscast service, which incorporates hardware and software elements, enables end users to filter real-time news and other data from information providers and allows integration of this flow of information into an organization's local area network or electronic mail system for delivery to persons who need timely access to such information. The Company offers versions of the Newscast service for Microsoft Windows(R) and Apple Macintosh(R) operating systems.

CONSUMER DIVISION (WAVETOP)

       In February 1997, the Company announced the creation of WaveTop(TM) ("WaveTop"), a consumer broadcast service that the Company expects will become a nationwide wireless broadcast medium for the home PC. This new service is intended to deliver entertainment and information programming, utilizing "push" technology, via existing analog television broadcast signals without the bandwidth limitations associated with the Internet. The Company expects WaveTop to provide streaming multimedia content, including audio, video, software and real-time data, to broadcast-ready PCs or TV/PCs. The WaveTop service will broadcast data and other content by inserting it into the vertical blanking interval ("VBI") of existing analog television signals. The Public Broadcasting Service ("PBS") and its member stations, pursuant to an agreement with PBS National Datacast, Inc., will provide the broadcast signal that WaveTop utilizes to transmit its information. The Company intends to offer a variety of "channels" through WaveTop, free of charge to the consumer. The Company is seeking to generate revenue from advertiser-sponsors and content provider-sponsors for the respective channels. The Company also will seek to create revenue-sharing opportunities with on-line service providers and plans to explore opportunities to create subscriber-based premium channels and pay-per-view downloads. The WaveTop service is expected to commence operations in the fourth quarter of 1997, although there can be no assurance that such initial operations will not be delayed.

       The Company designs and produces proprietary VBI equipment, including encoders, decoders, and bridges, and has developed various software packages and systems for data transmission and reception. To facilitate reception of the WaveTop service by home PC users, the Company has licensed WaveTop related technology to PC manufacturers such as Compaq Computer Corporation. Certain of the Company's VBI technology, which has been licensed to Intel Corporation ("Intel") by the Company, permits a PC to receive and display television broadcasting and datacasting. The Company and Intel also have jointly developed a hardware developer's kit for Intel's Intercast Viewer and WavePhore's broadcast services, which includes jointly developed VBI decoder technology in software form that is used to extract data embedded in the standard television signal. The kit provides OEM PC/board manufacturers and independent hardware vendors tools to develop and test products that will support Intel's Intercast technology and WavePhore's data broadcasting technology and services.

RECENT DEVELOPMENTS--ACQUISITION OF PARACEL ONLINE SYSTEMS, INC.

       On May 29, 1997, the Company purchased substantially all of the assets and assumed certain of the liabilities of Paracel Online Systems, Inc. ("Paracel Online"), a provider of customized and aggregated news and other information derived from newspapers, newswires, and news magazines to general business customers worldwide utilizing proprietary and licensed technology. Paracel Online also provides industry specific, high performance text and data analysis services to the pharmaceutical, biotechnology, and commercial online information industries.

       The Company paid $3,000,000 for Paracel Online at closing, and agreed to pay an additional $6,000,000 in November 1997. The purchase agreement also provides for the delivery of additional consideration if the combined WavePhore Newscast and acquired Paracel Online businesses achieve certain minimum financial performance thresholds in 1997 and 1998, respectively. Subject to certain conditions, 50% of any additional consideration may be paid in Common Shares based upon the then current value of such shares.

       The Paracel Online news service receives information from a wide variety of national and international sources continuously throughout the day via satellite and other methods of electronic transmission. Through the use of proprietary technology, the information is processed and then delivered to customers' PCs, principally via the Internet, and also via Lotus Notes networks and e-mail servers. Each customer of the Paracel Online service has at least one custom-designed profile, which pinpoints topics, competitors, industry terms, and companies according to the customer's predefined profile. The Paracel Online news service utilizes Fast Data Finder ("FDF") text filtering and categorization technology licensed to Paracel Online. The Fast Data Finder uses the custom-built profiles as road maps for filtering the information for each customer. The FDF is a massively-parallel hardware accelerator for high-precision, large-scale text profiling that enables the filtering of raw information and customization of information on a very large scale. The Paracel Online business is currently operated within the Company's WavePhore Newscast division.

       The Company is an Indiana corporation formed on November 13, 1990. The Company's principal executive offices are located at 3311 N. 44th Street, Phoenix, Arizona and its telephone number is (602) 952-5500.

                                  RISK FACTORS

       In addition to the other information contained in this Prospectus, prospective investors should carefully consider the factors discussed below in evaluating the Company and its business before purchasing any of the Common Shares offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

LIMITED OPERATING HISTORY; LACK OF PROFITABILITY

       The Company was organized in November 1990 as the successor to an Arizona corporation formed in 1983. Prior to a significant acquisition in December 1995, the Company had very limited revenues from operations and had incurred significant losses and substantial negative operating cash flow. Since the initial acquisition and partially as the result of substantial additional acquisitions, the Company's revenues have increased significantly. However, the Company has continued to incur losses and negative cash flow and expects to continue to do so in the foreseeable future.

RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS

       The market for the Company's products and services is characterized by rapid technological change and frequent new product introductions. The Company believes that its future success depends upon its ability to develop and market products and services which incorporate new technologies, and to enhance and expand its existing product lines. The Company will need to spend significant amounts of capital to develop and enhance its products and services to meet and take advantage of technological changes. There can be no assurance that the Company (i) can develop or market new products or services successfully, (ii) can respond effectively to technological changes or new product announcements by its competitors, or (iii) will have sufficient capital when required to implement such strategies.

       The Company has announced a new consumer service, "WaveTop", for the home PC market, utilizing the VBI of analog television signals broadcast by PBS member television stations pursuant to an agreement with PBS National Datacast, Inc. The Company also is continuing its development of certain advanced data broadcasting technologies. There can be no assurance (i) that the Company will be successful in commercially developing such products and services, (ii) that third party manufacturers of personal computers, PC boards, set top boxes, and other consumer electronic products will be willing to incorporate the Company's technology into their products, or (iii) that such technology, products and services will achieve significant market acceptance.

RISK ASSOCIATED WITH DEVELOPMENT OF ADVANCED TELEVISION SYSTEM FORMAT

       The advanced television system format ("ATV") currently under development by the broadcast industry is expected eventually to enable television broadcasters to transmit digital programming and non-programming related data at high speeds to a mass audience. ATV utilizes a digital television signal, as compared to the analog signals currently used by U.S. and other television broadcasters. While the Company expects to migrate its television signal-based data broadcasting products and services to the digital-based ATV format when it becomes available, and anticipates that it will develop products and services that will take advantage of the data broadcasting opportunities expected to be created by implementation of ATV, there can be no assurance that the Company will be successful in these efforts. If the digital-based ATV format achieves widespread acceptance in the future, the Company will be required to adapt its television signal-based data broadcasting products and services to be compatible with such format or its future business operations will be materially and adversely affected.

AGGRESSIVE COMPETITION

       The Company has aggressive competitors in the data broadcasting and electronic information access and processing businesses. The Company's sales and potential profitability will be affected by competition from other businesses, including established firms with greater financial and technical resources and more experience in data and information distribution than the Company. The Company is aware of numerous competitors that provide products and services similar to those offered by the Company, including, among others, (i) the regional Bell operating companies, AP SatNet and Data Broadcasting Corporation in the data broadcasting business, (ii) dial-up services such as Reed Elsevier, Inc.'s LEXIS/NEXIS(R), Desktop Data, Inc., and Individual, Inc. in the electronic information access and processing business, and (iii) Wegener Communications, Comstream Corporation, International Datacasting Corporation and Scientific-Atlanta, Inc. in the equipment sales business. In addition, with the rapid expansion of the Internet, numerous companies provide access to or deliver similar products via this on-line facility. Additional competitors may enter the market as demand for the Company's products and services expands. The Company's sales and marketing efforts will be critical as the Company continues to face competition in the marketplace. The Company does not offer two-way, interactive communications products or services, and the Company could face a potential competitive disadvantage in the event that two-way services are developed and offered at more competitive prices than those of the Company's broadcast systems. There can be no assurance that the Company will, in the future, (i) be able to provide the technological enhancements and new products necessary to maintain its competitive position, or (ii) have the financial resources to make the required investments in sales, marketing, engineering, and research and development necessary to sustain a competitive position for its products and services. The Company's financial condition and results of operations may be adversely affected by the actions of existing or future competitors, including the development of new technologies, the introduction of new products, and the reduction of prices to gain or retain market share.

EMERGING MARKET FOR CUSTOMIZED INFORMATION SERVICES

       The market for the Company's customized information services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed business information services for delivery by facsimile and over public and private networks, online services, the Internet and intranets. As is typical of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty.

       The Company's future operating results will depend in substantial part on its ability to increase the subscriber base of its Newscast service, which is sold to businesses, organizations, professionals and other institutional users, to successfully launch its WaveTop service, which will be offered to consumers, and to attract content sponsorship from advertisers for its products. Growth in the subscriber base of Newscast and WaveTop will depend on, among other factors, the ability of the Company to expand its direct and indirect sales and marketing channels, to attract and retain information providers that publish news and information that is relevant to the needs of the Company's customers, and to deliver its services across the multiple delivery platforms that are relied upon by its customers to support their changing communications infrastructure. The receipt of paid advertising sponsorship of WaveTop will depend on, among other matters, market acceptance of this form of advertising, the Company's ability to build a direct sales force to sell advertising, the Company's ability to attract and retain information providers, and the Company's ability to develop and increase a base of users of a sufficient size and with appropriate demographics to attract advertisers.

       Because the market for the Company's products and services is new and evolving, it is difficult to predict with any assurance the growth rate, if any, and size of this market, as well as the costs to develop this market. There can be no assurance that the market for the Company's products and services will develop or that the Company's products and services will achieve market acceptance. Specifically, the Company has no prior experience in marketing its products and services to consumers, which is the primary target market for its WaveTop service. If this market fails to develop, develops more slowly than expected, or becomes saturated with competitors; if the Company's products and services do not achieve market acceptance; or if pricing becomes subject to significant competitive pressures, the Company's business, results of operations, and financial condition will be materially adversely affected.

DEPENDENCE ON GROUPWARE SOFTWARE AND LICENSED TECHNOLOGY

       With the Company's recent acquisition of Paracel Online, it is anticipated that a portion of the Company's revenue will be derived from services delivered to customers who have established private communications networks based on third party groupware software, including primarily Lotus Notes (a software program marketed by IBM). Any factor adversely affecting the demand for, or use of, Lotus Notes or other similar software could have an adverse impact on the demand for the Company's newly acquired products and services and would cause a material adverse effect on the Company's business, results of operations, and financial condition. Additionally, any changes to the underlying components of Lotus Notes or other similar software that would require changes to the Company's newly acquired products and services would materially adversely affect the Company if it were not able to successfully develop or implement such changes in a timely and cost-effective fashion. In addition, certain technology critical to the Paracel Online service, including FDF technology, is licensed from third parties, principally its former parent company. Under a license from Paracel Online's former parent company, WavePhore has been granted exclusive rights to certain software through May 29, 2002, and non-exclusive rights thereafter.

DEPENDENCE ON INFORMATION PROVIDERS

       The Company currently offers information profiles electronically "clipped" from a large variety of information sources pursuant to agreements between the Company and approximately 36 information providers. The Company's agreements with information providers are generally for a term of one or more years, with automatic renewal unless notice of termination is provided before the end of the term by either party. These agreements also may be terminated by the information providers if the Company fails to fulfill its obligations under the applicable agreement. Some agreements are terminable at will. Many of these information providers compete with one another and, to some extent, with the Company for subscribers and paid advertising. Termination of one or more significant information provider agreements would decrease the news and information which the Company can offer its customers and could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company may in the future be subject to certain third party claims, such as defamation, as a result of the content supplied by its information providers, and any such claim may have a material adverse effect on the Company. In addition, fees payable to the Company's information providers constitute a significant portion of the Company's cost of revenues for such business. If the Company is required to increase the fees payable to its information providers, such increased fee payments could have a material adverse effect on the Company's gross margins and results of operations.

RISK OF SYSTEM FAILURE OR INADEQUACY

       The Company's operations are dependent on its ability to maintain its computer and telecommunications equipment in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure, or similar events. The Company's business depends in significant part on its Network Control Center in Salt Lake City, Utah, and access to shared satellite uplink facilities in Raleigh, North Carolina. Although the Company has arranged for off-site back-up for its network control, this measure does not eliminate the significant risk to the Company's operations from a natural disaster or system failure at its principal site. The Company's operations are dependent upon receipt of timely feeds and computer downloads from its information providers, and any failure or delay in the transmission or receipt of such feeds and downloads, whether on account of system failure of the information providers, the Company's network, or otherwise, would disrupt the Company's operations. In addition, growth of the Company's customer base may strain the capacity of its computer and telecommunications systems and lead to degradations in performance or system failure. Any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations, and financial condition.

DEPENDENCE ON INFORMATION TRANSMISSION FACILITIES

       The Company's Newscast news and information is transmitted, and WaveTop is expected to be transmitted, using one or more of three methods: via television transmission utilizing VBI, satellite transmission, or FM radio transmission. None of these methods of transmission is completely within the control of the Company, and the loss or significant disruption of any of them could have a material adverse effect on the Company's business. News and information is delivered by information providers to the Company's news consolidation facility, where it is reformatted for broadcast and transmitted to the Company's customers. Any interruption in transmission facilities could adversely affect the Company's ability to broadcast its services. Although the Company generally is not required to hold an FCC license to broadcast data via these transmission sources, such sources typically are required to hold an FCC license. To the extent the transmission facility relied upon by the Company to transmit data fails to maintain its license with the FCC or the FCC does not renew the license upon expiration, the Company will not be able to transmit data using that source in the future. In addition, the Company currently relies on an agreement with PBS National Datacast, Inc. to broadcast its WaveTop service through the PBS television signal. This agreement expires on January 1, 2002, subject to a five-year option to extend the Agreement. The agreement may be terminated if the Company fails to fulfill certain conditions. To the extent this contractual arrangement is terminated or the PBS television signal is interrupted, the Company's ability to broadcast its WaveTop service will be significantly impaired.

RISKS ASSOCIATED WITH ACQUISITIONS

       Acquisitions, including the Company's acquisition of BleuMont Telecom Inc. in January 1995, Mainstream Data, Inc. in December 1995 and Paracel Online in May 1997, involve a number of potential risks, including difficulties in the assimilation of the acquired companies' operations, technology, products and personnel, completion and integration of acquired in-process technology, diversion of management's resources, uncertainties associated with operating in new markets, and working with new employees and customers, and the potential loss of the acquired companies' key employees. In order for the Company to achieve anticipated benefits from its acquisitions, the Company will need to integrate the acquired companies' business and key employees with the Company's existing operations. No assurance can be given that the Company will be successful in this regard. Moreover, even if successfully integrated, the acquired companies' operations may not achieve levels of revenues or productivity comparable to those achieved by the Company's existing operations, or otherwise perform as expected. The combination of these companies will also require substantial attention from management. In addition, the process of combining these organizations could cause the interruption of, or a loss of momentum in, the activities of the Company's businesses. The diversion of the attention of management and the interruption or loss of momentum with respect to the Company's business activities could have an adverse effect on the business, results of operations, and financial condition of the Company.

       Management may from time to time consider other acquisitions of assets or businesses that it believes may enable the Company to acquire complementary skills and capabilities, offer new products, expand its customer base, or obtain other competitive advantages. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates or complete future acquisitions. In order to finance such acquisitions or fund the operations of any acquired businesses, it may be necessary for the Company to raise additional funds either through public or private financings, including bank borrowings. Any financing, if available at all, may be on terms that are not favorable to the Company. In addition, issuances of the Company's equity securities for future acquisitions could result in dilution to the Company's existing stockholders. There can be no assurance that the Company's acquisitions and any future acquisitions will not have a material adverse effect upon the Company's business and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

       A component of the Company's strategy is its planned expansion into international markets. To date, the Company has only limited experience in marketing, selling, and delivering its products and services internationally. There can be no assurance that the Company will be able to successfully market, sell, and deliver its products and services in international markets. The Company anticipates that any significant international expansion efforts may require a substantial commitment of the Company's funds. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, currency controls, changes in import/export regulations, and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, results of operation, and financial condition.

DEPENDENCE UPON STRATEGIC ALLIANCES OR RELATIONSHIPS

       The Company's future success will, in part, depend upon its ability to develop additional and maintain existing strategic alliances or relationships with information providers, personal computer and computer chip manufacturers, television networks, consumer electronic manufacturers, software developers, and sales and marketing partners. Through such relationships, the Company may seek to develop additional commercial opportunities in the data broadcasting industry, including the deployment of encoders and decoders, applications and device driver software, network operations, and demand for high-speed data broadcasting products and services. The Company will be dependent on the efforts of such third parties to assist in commercializing such products and services. There can be no assurance that the Company will be able to develop or maintain such strategic relationships, and the inability of the Company to do so would have a material adverse affect on the Company's business. In addition, there can be no assurance that the Company's collaborators will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including the Company's competitors. The Company may seek to enter into arrangements with third parties for foreign commercialization of its products and services. The Company's ability to address markets outside the United States may depend in large part on its ability to enter into collaborative arrangements with such third parties. To the extent that the Company enters into collaborative relationships with third parties, whether domestic or foreign, the success of the Company's products and services that are subject to such relationships will depend in part on the efforts and commitment of such collaborative partners.

FCC REGULATION

       In the United States, broadcast transmissions are subject to regulation by the Federal Communications Commission ("FCC"). In June 1996, the FCC, acting upon a petition submitted by the Company, ruled that television broadcast licensees may, without prior FCC authorization, use the Company's TVT1/4 technology to broadcast digital data within the video portion of the National Television Standards Committee ("NTSC") television broadcast signal of the type currently transmitted by FCC licensees. In adopting this amendment to its rules, the FCC stated that allowing television broadcast licensees to use this technology, among others, to insert digital data into the video portion of the television signal will allow licensees to provide a wide variety of ancillary services, which the FCC expects will expand the products and services available to businesses and consumers within a television service area. However, there is no assurance that any television networks or television stations will utilize the Company's TVT1/4 technology to broadcast digital data.

       The FCC authorizes FM station licensees to utilize subcarriers within the FM baseband signal for specified purposes including data broadcasting. The Company has entered into contracts with certain FM licensees to lease their subcarriers to broadcast data. The Company is not currently required to hold an FCC license to act as a private carrier to use FM subcarrier channels. An FM license is granted for a period of seven years and may be renewed by the FCC for like terms. There can be no assurance that the licenses for the FM stations used by the Company will be renewed. Although the Company believes that adequate alternative FM stations would be available for use by the Company, any delay in identifying alternative stations or the terms upon which they are willing to supply their services could adversely affect the Company's business.

       The Company currently holds an FCC license for a satellite uplink in Salt Lake City, Utah. The Company's license is subject to renewal, and there can be no assurance that its license will be renewed upon the expiration of its term on October 23, 2002. Any such license may be revoked for cause.

       Future changes in regulations affecting allocation of the spectrum for services which compete with the Company's services could also adversely affect the Company's business, including spectrum allocations currently under consideration by the FCC. Specifically, the FCC has not issued final regulations regarding the transmission of non-programming related content in the ATV format, although Congress specifically authorized such use in the legislation adopting the ATV format. If the Company migrates its television signal-based data broadcasting services to the ATV format, the Company will become subject to any regulations adopted by the FCC governing transmission of content in the ATV format.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

       The Company currently anticipates that the net proceeds from its recent offering of Series C Preferred Shares and related Warrants, together with other available funds, including under its credit facility, and cash flow generated from business operations, will be sufficient to meet anticipated needs for working capital, capital expenditures, and business expansion for at least the next 12 months. Thereafter, the Company believes that it may need to raise additional funds. The Company may need to raise additional funds in order to fund expansion, develop new or enhanced services or products, to respond to competitive pressures, or to acquire complimentary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible securities, the percentage ownership of the stockholders of the Company will be reduced and such securities may have rights, preferences or privileges senior to those of the holders of the Common Shares. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial conditions.

DEPENDENCE ON SENIOR MANAGEMENT AND KEY EMPLOYEES

       The Company's success depends to a significant extent upon the performance of its executive officers and other key personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse affect on the Company. The Company has not entered into employment agreements with any of its senior executive officers and is not the beneficiary of life insurance on any of them. Although the Company has agreements with certain members of management not to compete with the Company, there can be no assurance that such agreements will be enforceable or effective in retaining such management persons. In addition, there can be no assurance that the Company will be successful in attracting and retaining qualified personnel.

DEPENDENCE ON SUPPLIERS

       Components used in certain of the Company's products, including microprocessors and other electronic components, may be available from only one source, while certain other components are available from only a limited number of sources. Although to date the Company has been able to obtain adequate supplies of these components, the Company's inability in the future to obtain sufficient sole-or limited-source components or to develop alternative sources could result in delays in product introductions or shipments, which could have a material adverse affect on the Company's operating results. In addition, the Company has elected to obtain certain components, electronic component kitting, manufacture, assembly and test of printed circuit boards, manufacture of enclosures, and assembly of mechanical components from single sources. The Company generally obtains these products on a purchase order basis and does not have long-term contracts with these suppliers or subcontractors. Although the Company believes that other qualified subcontractors are available, the inability of any of these suppliers or subcontractors to provide these services or products to the Company on a timely basis could materially adversely affect the Company's operations.

PATENTS AND PROPRIETARY RIGHTS

       The Company relies upon a combination of patent, copyright, trademark and trade secret laws, confidentiality and nondisclosure agreements, and other measures to establish and protect its proprietary rights to its technologies, products, and services. Such protection may not preclude competitors from copying or learning from the Company's technologies, products, and services or from developing similar technologies, products, and services. Also, there can be no assurance as to the range or degree of protection which the Company's existing patents and any future patents which may be issued to the Company will afford, that such patents will provide any competitive advantages for the Company, or that others will not obtain patents similar to any patents issued to the Company. There can be no assurance that any patents issued to the Company will not be challenged by third parties, invalidated, rendered unenforceable, or designed around. Further, there can be no assurance that any pending patent applications or future applications will result in the issuance of any patents to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of inventions in technical or patent literature tends to lag behind actual discoveries, there can be no assurance that others will not obtain patents for technology that the Company's technology will infringe, and that technology would need to be designed around or licensed from the inventor by the Company. If the Company deems it necessary to license technology to avoid infringement, there can be no assurance that such licenses will be available on terms that the Company considers to be favorable. No assurance can be given that the Company's technology will not infringe patents or proprietary rights of others, nor that the Company can obtain licenses to use such proprietary rights if necessary. In addition, there can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the laws of certain countries in which the Company's products may be sold or licensed may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Any litigation to determine the validity of any third party claims could result in significant expense to the Company, adversely affect operating results, and divert the efforts of the Company's technical and management personnel, whether or not such litigation is resolved in favor of the Company. Although the Company is not aware of any pending or threatened litigation involving such matters as of the date of this Prospectus, in the event of an adverse result in any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or obtain licenses to the disputed technology. There can be no assurance that the Company would be successful in such development or that any such licenses would be available on commercially reasonable terms.

       The Company's technologies, products and services also incorporate subject matter that the Company believes is in the public domain and subject matter that is licensed to the Company or that it otherwise has the right to use. There can be no assurance, however, that third parties will not assert patent or other intellectual property infringement claims against the Company with respect to its technologies, products, and services, or other matters. There may be patents and other intellectual property relevant to the Company's technologies, products, and services and which are not known to the Company and which are owned by third parties.

QUARTERLY RESULTS AND SEASONALITY

       The Company has experienced quarterly fluctuations in operating results and expects that such fluctuations will continue. These fluctuations have been caused by various factors, including the timing of significant equipment orders from major customers and the timing of shipments. In addition, the Company's operating results may be influenced by seasonality, which typically results in increased revenue in the fourth quarter related to equipment sales. Because of these factors, the Company expects that its future quarterly results of operations will continue to be subject to significant fluctuations. These factors could also affect significantly annual results of operations.

DEPENDENCE ON A SMALL NUMBER OF CUSTOMERS

       The Company's current customers include the world's leading providers of financial information, general and industry-specific business news and information, and business music. These customers utilize the Company's network services and hardware products to distribute their products to end-users. A relatively small group of these customers is responsible for a significant percentage of the Company's revenue. Although the Company believes that its current relationships with its customers are generally good, the loss of one or more of its major customers could have a material adverse affect on the Company.

CONTROL BY EXISTING SHAREHOLDERS

       As of August 14, 1997, the current officers and directors of the Company owned approximately 30% of the outstanding Common Shares of the Company. Certain of such persons also hold stock options to purchase additional Common Shares and hold preferred shares convertible into Common Shares, the exercise or conversion of which would increase their percentage ownership of the Company. Accordingly, the officers and directors, acting as a group, may be able to effectively elect all of the Company's directors and to determine corporate actions requiring shareholder approval. The continuing voting power by such shareholders could have the effect of delaying or preventing a change in control of the Company.

VOLATILITY IN PRICE OF COMMON SHARES; STOCK REPURCHASE PLAN; NASDAQ LISTING MATTERS

       The market price of the Company's Common Shares, like that of the stock of many other technology companies, has been highly volatile. Factors such as announcements of technological innovations and new products by the Company or its competitors, governmental regulation, industry legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, analyst reports and market conditions for technology stocks in general, could have a significant impact on the future price of the Common Shares. The stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies for reasons frequently unrelated to the operating performance of the companies affected. In addition, the Company has adopted a stock repurchase plan pursuant to which the Company may from time to time repurchase its Common Shares in the open market. Such purchases, if made, could tend to increase the price of the Common Shares.

       The Company's Common Shares are quoted on the Nasdaq National Market, which imposes various requirements for ongoing listing. Among other matters, rules applicable to Nasdaq National Market issuers require shareholder approval of certain stock issuances. The Company does not believe shareholder approval is required and therefore has not pursued shareholder approval for the issuance of Common Shares pursuant to conversion of the Series C Preferred Shares and the exercise of the related Warrants, or for the potential issuance of shares in connection with the acquisition of Paracel Online. There can be no assurance that Nasdaq will not require such approval or will not seek to delist the Company's Common Shares if such approval is not obtained.

DILUTION

       Certain events, including the issuance of additional shares of preferred stock or Common Shares, including upon the exercise or conversion of outstanding options, warrants and shares of preferred stock of the Company, or in connection with the payment of dividends on the Series A, Series B and Series C Preferred Shares, could result in substantial dilution of the Common Shares. The Company's Series A and Series B Preferred Shares are convertible into Common Shares of the Company at a ratio based, in part, upon the lowest daily low trading price of such Common Shares during the five consecutive trading days immediately preceding the date of conversion, reduced by an applicable percentage as set forth in the respective designations of the Series A and Series B Preferred Shares and written agreements with the holders of such shares. For the first six months following the date of issuance of the Series C Preferred Shares (the "Fixed Conversion Price Period"), the conversion price will be $8.80, which is equal to 115% of the average of the closing sale prices of the Company's Common Shares as reported on the Nasdaq National Market on the five trading days immediately prior to, but not including, the date of issuance (the "Fixed Conversion Price"). The Fixed Conversion Price may be extended up to six months if the Company satisfies certain conditions described in its Articles of Amendment. Following the Fixed Conversion Price Period, the conversion price will be the lesser of: (i) the Fixed Conversion Price, or (ii) a "floating" conversion price equal to the average of the third to seventh lowest closing sale prices for the Company's Common Shares during the 30 trading days immediately prior to but not including the Conversion Date. Because the applicable conversion prices, and thus the number of Common Shares that may be issued upon conversion are dependent upon presently unknown future market prices for the Common Shares, the number of Common Shares to be issued upon conversion is not presently determinable. If the closing price of $7.00 per share for the Company's Common Shares on August 14, 1997 was utilized for the purpose of calculating the conversion prices of the Series A and Series B Preferred Shares, the Company would be obligated to issue approximately 2,130,006 and 32,898 Common Shares, respectively, if all of the Series A and Series B Preferred Shares outstanding on August 14, 1997 were converted at the conversion price determined thereby. Based on the Fixed Conversion Price of $8.80 per share, which remains in effect until expiration of the Fixed Price Conversion Period, the Company would be obligated to issue approximately 2,727,275 Common Shares if all Series C Preferred Shares were converted as of August 14, 1997. The issuance of such amount of Common Shares, and the potential "overhang" of such shares on the market, could adversely affect the prevailing market price of the Company's Common Shares. In addition, the Company may from time to time issue additional Common Shares or other series of preferred stock exercisable for or convertible into Common Shares to finance the expansion of its business, for acquisitions, or for other corporate purposes.



RISK OF MANDATORY REDEMPTION IN CERTAIN CIRCUMSTANCES

       If a Mandatory Redemption Event (as defined below) occurs, each holder of Series C Preferred Shares will have the right to require the Company to redeem those shares for cash equal to the Stated Value of the Series C Preferred Shares ($1,000 per share) being redeemed multiplied by 120%, unless the Mandatory Redemption Event relates to the Company's failure to deliver Common Shares in certain circumstances, in which case the Mandatory Redemption Price will be equal to (a) the Stated Value of the shares being redeemed, plus
(b) the Stated Value of such shares multiplied by 1.125% for each month elapsed between the date the Series C Preferred Shares were purchased from the Company and the Mandatory Redemption Date. Mandatory Redemption Events include, but are not limited to, (i) the failure of the Company to timely deliver Common Shares as required under the terms of the Series C Preferred Shares, (ii) the failure by the Company's shareholders to approve the transactions contemplated by the agreement relating to the issuance of the Series C Preferred Shares, including the issuance and sale of the Series C Preferred Shares and the reservation for issuance and the issuance of the Common Shares upon conversion of the Series C Preferred Shares, (iii) the Company's failure to satisfy registration requirements applicable to the Series C Preferred Shares and any underlying securities, (iv) the failure by the Company to maintain the listing of its Common Shares on the Nasdaq National Market or another national securities exchange, and (v) certain transactions involving a sale of assets or business combination involving the Company. If a Mandatory Redemption Event occurs, there can be no assurance that the Company will have the necessary funds to effect such redemption or that the satisfaction of such redemption will not adversely affect the financial condition of the Company.


EFFECT OF ANTIDILUTION PROTECTION FOR EXISTING SECURITIES

       The Company's outstanding shares of Series A and Series B Preferred Shares, and certain related warrants, provide for a reduction in the otherwise applicable conversion price or exercise price in the event the Company issues Common Shares (or securities convertible into Common Shares) at an effective price less than the conversion or exercise price then in effect. In connection with a consent solicitation undertaken by the Company in the fall of 1996, a substantial majority of the holders of the Company's Series A and Series B Preferred Shares and the related warrants consented to a waiver of these particular antidilution provisions. Further, certain holders of these securities have converted or exercised them since the consent solicitation. At June 30, 1997, 1,101 shares of Series A and B Preferred Shares were held by non-consenting holders and no warrants containing these provisions were held by non-consenting holders. Accordingly, although any potential adjustment in the conversion price of such securities and resulting dilution that may result from issuance of additional preferred stock or warrants or issuance of Common Shares underlying preferred stock or warrants cannot be quantified at the present time, the Company does not believe that any such dilution would be material. The Company's outstanding Series C Preferred Shares also provide for antidilution protection upon the occurrence of certain events such as stock splits, redemptions, mergers, and major corporate announcements.

ANTI-TAKEOVER PROVISIONS

       The Company's Articles of Incorporation contain certain provisions that could have the affect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of the Indiana Business Corporation Law restrict business combinations with any "interested shareholder" as defined in such law. These provisions may discourage, delay, or prevent certain types of transactions involving actual or potential change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their Common Shares over then-current market prices, and may limit the ability of the Company's shareholders to approve transactions which they may deem to be in their best interests. These provisions may have the affect of delaying or preventing a change in control of the Company without action by the shareholders, and therefore could adversely affect the price of the Company's Common Shares.

       The Company's Board of Directors has the authority to issue a total of up to 10,000,000 shares of preferred stock and to fix the rates, preferences, privileges, and restrictions, including voting rights, of such preferred stock, without any further vote or action by the shareholders. The rights of the holders of the Common Shares will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring, or preventing a change in control of the Company. Furthermore, holders of such preferred stock may have other rights, including economic rights senior to the Common Shares, and, as a result, the existence and issuance thereof could have a material adverse affect on the market value of the Common Shares. The Company has in the past issued, and may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the Common Shares.

RESTRICTIONS ON DIVIDENDS AND REDEMPTIONS

       The Company has not paid any dividends on its Common Shares, and does not plan to pay any dividends on its Common Shares for the foreseeable future. In addition, the provisions of certain series of its preferred stock prohibit the payment of dividends on the Common Shares under certain circumstances. Further, although the Company's credit facility does not include any specific prohibitions on the payment of dividends, it does include various financial covenants that could have the effect of limiting cash dividend or redemption payments. The Indiana Business Corporation Law includes limitations on the ability of corporations to pay dividends on or to purchase or redeem their own stock.

SHARES ELIGIBLE FOR FUTURE SALE

       As of August 14, 1997, the Company had 16,577,652 Common Shares outstanding, all of which were eligible for trading on the Nasdaq National Market. The Company also had outstanding, as of August 14, 1997, 501,963 1994 Cumulative Preferred Shares, 420,851 Series A Preferred Shares, 6,500 Series
B Preferred Shares, 24,000 Series C Preferred Shares, and options and warrants to acquire an additional 4,717,340 Common Shares. All of the Common Shares underlying the Company's outstanding preferred stock and warrants, and substantially all of such shares underlying any outstanding options, have been registered for resale by the holders thereof. Future sales of such Common and Preferred Shares and additional presently indeterminate Common Shares that may be issued by the Company in the future, including the Common Shares subject to outstanding options, warrants and conversion rights, could adversely affect the prevailing market price of the Common Shares.

       The Company has granted registration rights to certain other holders of the Company's Common Shares. In addition, the Company may from time to time issue additional Common Shares or securities exercisable for or convertible into Common Shares to finance the expansion of its business, for acquisitions, or for other corporate purposes.

NO DIVIDENDS

       The Company has not paid any dividends on its Common Shares, and does not plan to pay dividends on its Common Shares for the foreseeable future. In addition, the provisions of certain series of its Preferred Shares prohibit the payment of dividends on the Common Shares under certain circumstances.

                                 USE OF PROCEEDS


       The Selling Security Holders will receive all of the proceeds and the Company will not receive any of the proceeds from the sale of the Common Shares offered hereby. If all of the outstanding Warrants were exercised, the Company would receive gross proceeds of approximately $4,799,995, which the Company expects to use for general corporate purposes. There can be no assurance that any of such Warrants will be exercised.

                            SELLING SECURITY HOLDERS


       The following table provides information regarding the beneficial ownership of the Common Shares as of August 14, 1997, and as adjusted to reflect the sale of the securities offered hereby, by the Selling Security Holders. Pursuant to Rule 416 of the Securities Act, Selling Security Holders may also offer and sell Common Shares issued with respect to the Series C Preferred Shares and the Warrants as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of reductions in the conversion price of the Series C Preferred Shares related to reductions in the market price of the Company's Common Shares and otherwise in accordance with the terms thereof). Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities.




                               COMMON SHARES BENEFICIALLY            COMMON
                                   OWNED PRIOR TO THE                SHARES                     COMMON SHARES
                                   ------------------             TO BE SOLD IN              BENEFICIALLY OWNED
                                      OFFERING(1)                THE OFFERING(1)            AFTER THE OFFERING(2)
                                      -----------                ---------------          --------------------------
     NAME OF SELLING
         SECURITY
          HOLDER                         NUMBER                       NUMBER              NUMBER             PERCENT
       -----------                       ------                       ------              ------             -------
Proprietary                             681,818                      681,818                0                   0
Convertible
Investment Group
Inc.
Capital Ventures                        681,818                      681,818                0                   0
International
CC Investments,                         818,183                      818,183                0                   0
LDC
Nelson Partners(3)                      766,730                      340,909             425,821              2.0%
Olympus Securities,                     553,657                      340,909             212,748              1.0%
Ltd.(3)
RGC International                       409,092                      409,092                0                   0
Investors, LDC

---------------------


(1) Includes such number of Common Shares estimated to be issuable upon conversion of the Series C Preferred Shares, assuming the Fixed Conversion Price of $8.80 per share is used to determine the Common Shares issuable on such conversion. See "Description of Securities." The actual number of such Common Shares (and the actual number of shares offered hereby) may be greater than the indicated amount as a result of the application of the floating conversion price provisions at the actual date of conversion. See "Description of Securities." The Series C Preferred Shares were purchased by the Selling Security Holders in a private placement by the Company on July 24, 1997. The Series C Preferred Shares are convertible commencing October 24, 1997. The figures above also include up to 545,454 Common Shares issuable upon conversion of Warrants sold in connection with the private placement of the Series C Preferred Shares; and also include the Common Shares issuable to each of Nelson Partners and Olympus Securities, Ltd. upon the conversion of Series A Preferred Shares currently held by them, which Common Shares have been registered for resale from time to time under a separate registration statement.


         Except under certain limited circumstances, no holder of the Series C Preferred Shares or Warrants is entitled to convert or exercise such securities to the extent that the shares to be received by such holder upon such conversion or exercise would cause such holder to beneficially own more than 4.9% of the outstanding Common Shares. Therefore, the number of shares set forth herein and which a Selling Security Holder may sell pursuant to this Prospectus may exceed the number of Common Shares such Selling Security Holder would otherwise beneficially own as determined pursuant to Section 13(d) of the Exchange Act. Moreover, pursuant to the regulations of the National Association of Securities Dealers, in the absence of shareholder approval, the aggregate number of Common Shares issuable to the Selling Security Holders at a discount from market price upon conversion of the Series C Preferred Shares and exercise of the Warrants may not exceed 19.99% of the outstanding Common Shares on July 24, 1997. Unless shareholder approval is obtained to issue Common Shares to the Selling Security Holders in such circumstance in excess of the maximum amount set forth above, none of the Selling Security Holders will be entitled to acquire more than its proportionate share of such maximum amount. Any Series C Preferred Shares which may not be converted and any Warrants which may not be exercised because of such limitation must be redeemed by the Company.

(2) Assumes that the Selling Security Holder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional Common Shares. Except as set forth in footnote 1, assumes no other exercise of options, warrants or conversion rights or issuances of additional securities.

(3) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson") and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the shares owned by Olympus and the ownership information for Olympus does not include the shares owned by Nelson.

                            DESCRIPTION OF SECURITIES

       The Company has authorized 50,000,000 Common Shares and 10,000,000 Preferred Shares ("Preferred Shares"). As of August 14, 1997, 16,932,152 Common Shares were issued, of which 16,577,652 Common Shares were outstanding and 354,500 were held in the Company's treasury; and a total of 953,314 Preferred Shares in four series were issued and outstanding.

       The Company's Board of Directors has the authority, without further action by the shareholders, to issue a total of up to 10,000,000 Preferred Shares in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued Preferred Shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders, may discourage bids for the Company's Common Shares at a premium over the market price of the Common Shares, and may adversely affect the market price of and other rights of the holders of Common Shares.

       The following summary of certain provisions of the Common Shares and Preferred Shares does not purport to be complete and is subject to, and is qualified in its entirety by, the amended Articles of Incorporation of the Company and the Restated Code of Bylaws of the Company and by the provisions of applicable law.

COMMON SHARES

       Holders of Common Shares are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including Preferred Shares, having a preference over the Common Shares as to dividends or upon liquidation, holders of Common Shares are entitled to such dividends as may be declared by the Company's Board of Directors out of funds lawfully available therefor, and are entitled upon liquidation to receive pro rata the assets available for distribution to common shareholders. Holders of the Common Shares have no preemptive, subscription, or conversion rights. The Common Shares are not subject to assessment and have no redemption provisions.

SERIES 1994 PREFERRED SHARES

       The Series 1994 Cumulative Convertible Preferred Shares (the "Series 1994 Preferred Shares") consist of 501,963 authorized, issued, and outstanding shares, which have a stated value of $11.00 per share and are convertible at any time into Common Shares at $11.00 per share. The conversion provisions are subject to adjustment in certain circumstances. Cumulative dividends on the Series 1994 Preferred Shares accrue at the rate of 10% per annum and are payable when, as and if declared by the Board of Directors of the Company. No dividends may be paid on the Common Shares or other series junior to the Series 1994 Preferred Shares unless all accrued dividends have been paid on the Series 1994 Preferred Shares. On liquidation of the Company, holders of the Series 1994 Preferred Shares will be entitled to receive, before any distribution to holders of Common Shares or other series junior to the Series 1994 Preferred Shares, liquidation distributions equal to the stated value per Series 1994 Preferred Share, plus accrued and unpaid dividends. The Company may redeem the Series 1994 Preferred Shares at any time on at least 30 days written notice at the redemption price of $11.00 per share, plus accrued and unpaid dividends, provided that such redemption has been approved by a majority of the Directors of the Company who are not holders of such Series 1994 Preferred Shares. The Series 1994 Preferred Shares have no voting rights except as otherwise provided by law or the Articles of Incorporation. All of the Series 1994 Preferred Shares are held by David E. Deeds, the Chairman, Chief Executive Officer and President of the Company.

SERIES A CONVERTIBLE PREFERRED SHARES

       The Company is authorized to issue 1,308,000 Series A Convertible Preferred Shares (the "Series A Preferred Shares"), of which 420,851 Series A Preferred Shares were outstanding as of August 14, 1997. Holders of the Series A Preferred Shares are entitled to receive cumulative dividends at the rate of $1.25 per share per annum, payable semi-annually on June 30 and December 31 of each year, when and as declared by the Company's Board of Directors, in preference and priority to any payment of any dividend on the Common Shares or any other class or series of shares of the Company. In the event of any liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Shares are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of shares, the amount of $25.00 per share, plus any accrued but unpaid dividends (the "Series A Liquidation Preference"). The Series A Preferred Shares may be redeemed in whole or in part at any time beginning on the first year anniversary after the date of issuance, on at least 30 days notice, at a redemption price equal to the Series A Liquidation Preference. However, the Company may not exercise the right of redemption unless and until (i) the average last trade price of the Common Shares for the 20 consecutive trading days prior to the redemption date exceeds $38.00 per share, and (ii) shares issuable upon conversion of the Series A Preferred Shares have been registered for resale under the Securities Act. Pursuant to written agreements with the holders, each share of the Series A Preferred Shares may be convertible, at the option of the holder thereof, into such number of Common Shares as is determined by dividing (i) the Series A Liquidation Preference by (ii) the applicable Series A Conversion Price. At any date, the Series A Conversion Price will be the lesser of (x) $21.00 for certain holders and $5.48 for other holders or (y) a fixed discount from the underlying market price of the Common Shares. The conversion provisions are subject to adjustment in certain circumstances. On the third anniversary of the date of issuance of the Series A Preferred Shares (December 27, 1998), such shares will be converted into Common Shares without any action on the part of the holders thereof. Except as otherwise provided by law or the Articles of Incorporation, the Series A Preferred Shares have no voting rights. The sole holder of the Company's Series 1994 Preferred Shares consented to the creation by the Company of the Series A Preferred Shares, which have certain rights senior to the Series 1994 Preferred Shares.

SERIES B CONVERTIBLE PREFERRED SHARES

       The Company is authorized to issue 600,000 Series B Convertible Preferred Shares (the "Series B Preferred Shares"), of which 6,500 were outstanding as of August 14, 1997. The provisions of the Series B Preferred Shares are identical to that of the Series A Preferred Shares, with the exception that the Series A Preferred Shares have certain rights, preferences and privileges that are superior to those of the Series B Preferred Shares in matters involving dividends, liquidation preference, redemption and the issuance of Common Shares on conversion. The sole holder of the Company's Series 1994 Shares consented to the creation by the Company of the Series B Preferred Shares, which have certain rights senior to the Series 1994 Preferred Shares.

WARRANTS TO PURCHASE SERIES B PREFERRED SHARES

       Warrants to purchase Series B Preferred Shares (the "Series B Warrants") were issued in connection with the sale of the Series B Preferred Shares. Such Series B Warrants enable the holder to purchase Series B Preferred Shares at the purchase price of $25.00 per Series B Preferred Share at any time until their expiration on December 31, 2000. As of August 14, 1997, a total of 50,155 Series B Warrants were outstanding. The exercise price and number of Series B Preferred Shares purchasable upon exercise of the Series B Warrants are subject to adjustment upon the occurrence of certain events.

REPRESENTATIVE'S WARRANTS

       The Representative's Warrants were sold by the Company pursuant to the underwriting agreement relating to its initial public offering in October 1994. Such warrants enable the holder to purchase an aggregate of 165,000 Common Shares at a purchase price of $18.15 per share at any time until their expiration on October 20, 1999. The exercise price and number of shares purchasable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events.

1996 WARRANTS

       The 1996 Warrants were issued by the Company to holders of Series A and Series B Preferred Shares who agreed not to convert their Shares for at least 180 days after the deemed issuance of such 1996 Warrants on September 10, 1996 ("Deemed Issuance Date"). They expire on December 31, 1998. Upon exercise of a 1996 Warrant during the exercise period, the Company will issue to the 1996 Warrantholders a number of Common Shares at a per share price of $7.00, subject to certain adjustments from time to time, up to the maximum number of Common Shares stated in the 1996 Warrant, determined as follows: (i) if such exercise occurs at any time following 180 days after the Deemed Issuance Date, one Common Share, plus (ii) if such exercise occurs at any time following 270 days after the Deemed Issuance Date, an additional one-half Common Share; plus (iii) if such exercise occurs at anytime following 365 days after the Deemed Issuance Date, an additional one-half Common Share, in each case for each Series A or Series B Preferred Share as to which the 1996 Warrant was issued and that continues to be held on the date of exercise of the 1996 Warrant, but only to the extent that the 1996 Warrant has not been previously exercised as to such Preferred Shares pursuant to (i), (ii), or (iii) above.

SERIES C CONVERTIBLE PREFERRED STOCK

       The Company is authorized to issue 25,000 shares of its Series C Convertible Preferred Stock (the "Series C Preferred Shares"), of which 24,000 Series C Preferred Shares were outstanding as of August 14, 1997. Holders of the Series C Preferred Shares are entitled to receive cumulative dividends at the rate of 6% per annum, payable quarterly in cash or Common Shares, at the option of the Company, when and as declared by the Company's Board of Directors in preference and priority to any payment of any dividend on Common Shares. In the event of any liquidation, dissolution or winding up of the Company, holders of the Series C Preferred Shares are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Common Shares, the amount of $1,000 per share, plus any accrued but unpaid dividends (the "Series C Liquidation Preference"). The Series C Preferred Shares may be redeemed, subject to certain restrictions, at any time beginning on the first anniversary after the date of issuance, at a redemption price equal to 115% of the Stated Value of the Series C Preferred Shares being liquidated. Such redemption price may be paid in cash or Common Shares. The Stated Value of the Series C Preferred Shares is $1,000 per share. However, the Company may not exercise its right of redemption unless the closing sale price of the Common Shares exceeds 150% of the Fixed Conversion Price for any consecutive ten trading days. Commencing three months after the date of issuance of the Series C Preferred Shares, each holder may convert its Series C Preferred Shares into Common Shares, subject to certain limitations and procedures described in the Articles of Amendment. The number of Common Shares that may be acquired upon conversion will equal the Stated Value of the Series C Preferred Shares being converted divided by the applicable Conversion Price. For the first six months following the date of issuance (the "Fixed Conversion Price Period"), the conversion price will be $8.80, which is equal to 115% of the average of the closing sale prices of the Company's Common Shares as reported on the Nasdaq National Market on the five trading days immediately prior to but not including the date of issuance (the "Fixed Conversion Price"). The Fixed Conversion Price Period, which currently will expire on January 23, 1998, may be extended up to six months if the Company satisfies certain conditions described in the Articles of Amendment. Following the Fixed Conversion Price Period, the conversion price will be the lesser of: (i) the Fixed Conversion Price, or (ii) a "floating" conversion price equal to the average of the third to seventh lowest closing sale prices for the Company's Common Shares during the 30 trading days immediately prior to but not including the conversion date. On the fifth anniversary of the date of issuance, or July 24, 2002, all Series C Preferred Shares then outstanding will be automatically converted into the number of Common Shares equal to the Stated Value of the Series C Preferred Shares being converted divided by the applicable Conversion Price. In the event of certain Mandatory Redemption Events, which events the Company believes are within its control, each holder of Series C Preferred Shares will have the right to require the Company to redeem those shares for cash at the Mandatory Redemption Price, which will be equal to the Liquidation Preference of the Series C Preferred Shares being redeemed multiplied by 120%, unless the Mandatory Redemption Event relates to the Company's failure to deliver Common Shares in certain circumstances, in which case the Mandatory Redemption Price will be equal to (a) the Stated Value of the Shares being redeemed, plus (b) the Stated Value of such Shares multiplied by 1.125% for each month elapsed between the date of issuance and the Mandatory Redemption Date. Mandatory Redemption Events include, but are not limited to, the failure of the Company to timely deliver Common Shares as required under the terms of the Series C Preferred Shares or Warrants, the Company's failure to satisfy registration requirements applicable to such securities, the failure by the Company to maintain the listing of its Common Shares on the Nasdaq National Market or another national securities exchange, and certain transactions involving the sale of assets or business combinations involving the Company. The Company's Series A and Series B Preferred Shares are senior to the Series C Preferred Shares. The Company's Series 1994 Cumulative Preferred Shares rank pari passu with the Series C Preferred Shares.

WARRANTS RELATED TO SERIES C PREFERRED SHARES

       Holders of the Series C Preferred Shares also received Warrants to purchase that number of Common Shares equal to 20% of the Stated Value of the Series C Preferred Shares purchased by such holders divided by the exercise price. The exercise price of the Warrants is equal to $8.80, which is equal to 115% of the average of the closing sale prices of the Common Shares for the five trading days immediately preceding but not including the date of issuance of the Series C Preferred Shares. Each Warrant has a three year term.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Shares is American Securities Transfer, Incorporated.

CERTAIN CHARTER PROVISIONS AND EFFECTS OF INDIANA LAW

          The Company's Articles of Incorporation require that proposals for consideration at a meeting of shareholders must be submitted to the Secretary of the Company not later than the earlier of (i) 270 days after the adjournment of the next preceding annual meeting, or (ii) the close of business on the seventh day following the date on which notice of the meeting is formally given to shareholders. The foregoing provision may not be amended except with the affirmative vote of 85% of the voting power of all shares entitled to vote.

          In the event any person acquires 10% of the voting power of the Company's Common Shares (an "Interested Shareholder"), then, for a period of five (5) years after such acquisition, the Indiana Business Corporation Law prohibits certain business combinations between the Company and such Interested Shareholder unless prior to the acquisition of such Common Shares by the Interested Shareholder, the Board of Directors of the Company approves of such acquisition of Common Shares or approves of such business combination. After such five-year period, only the following three types of business combinations between the Company and such an Interested Shareholder are permitted: (i) a business combination approved by the Board of Directors of the Company before the acquisition of Common Shares by the Interested Shareholder, (ii) a business combination approved by holders of a majority of the Common Shares not owned by the Interested Shareholder, and (iii) a business combination in which the shareholders receive a price for their Common Shares at least equal to a formula price based on the highest price per Common Share paid by the Interested Shareholder. In addition, certain accretions of voting power may result in an acquiring shareholder losing the right to vote the Common Shares acquired unless such voting power is approved by a majority of the disinterested Common Shares and, if authorized by an appropriate provision of the Company's Articles of Incorporation or Code of Bylaws adopted prior to the time the person becomes an Interested Shareholder, may permit the redemption of the acquiring shareholder's Common Shares. The Company has not adopted such redemption provision.

                              PLAN OF DISTRIBUTION


          The Common Shares are being offered on behalf of the Selling Security Holders, and, except for the exercise price of the Warrants, the Company will not receive any proceeds from the Offering. The Common Shares may be sold or distributed from time to time by the Selling Security Holders or by pledgees, donees, or transferees of, or other successors in interest to, the Selling Security Holders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Common Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions which may include long or short sales (in certain circumstances);
(ii) transactions involving cross or block trades or otherwise on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Shares; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); (vii) pursuant to Rule 144 under the Securities Act; or (viii) any combination of the foregoing, or by any other legally available means except as may be limited by the Securities Purchase Agreements with respect to the Series C Preferred Shares and related Warrants. In addition, except as so limited, the Selling Security Holders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Shares in the course of hedging the positions they assume with the Selling Security Holders. The Selling Security Holders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Common Shares, which Common Shares may be resold thereafter pursuant to this Prospectus. Selling Security Holders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares of Common Stock by the Selling Security Holders.


          Brokers, dealers, underwriters or agents participating in the distribution of the Common Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the Common Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Security Holders and any broker-dealers who act in connection with the sale of the Common Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Common Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Security Holder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Security Holder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares.

          The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Common Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. The Company has also agreed to indemnify the Selling Security Holders and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

          The validity of the Common Shares offered hereby will be passed upon for the Company by Barnes & Thornburg, Indianapolis, Indiana.

                                     EXPERTS

          The consolidated financial statements of WavePhore, Inc. appearing in WavePhore, Inc.'s Annual Report (Form 10-K) for the years ended December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


          The financial statements of Paracel Online Systems, Inc. as of December 31, 1996 and 1995 and for the period from January 1, 1995 to December 4, 1995 (Predecessor), the period from December 5, 1995 (acquisition) to December 31, 1995 and the year ended December 31, 1996 (Successor) appearing in WavePhore Inc.'s Current Report (Form 8-K/A filed on August 12, 1997), have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

================================================================================
No dealer, sales representative, or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Security Holders, or any other person. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that the information contained herein is correct as of anytime subsequent to the date hereof.

                                -----------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


Available Information.....................................................   2
Information Incorporated  by Reference....................................   2
Disclosure Regarding Forward Looking Statements...........................   3
The Company...............................................................   4
Risk Factors..............................................................   6
Use of Proceeds...........................................................  16
Selling Security Holders..................................................  16
Description of Securities.................................................  17
Plan of Distribution......................................................  20
Legal Opinions............................................................  21
Experts...................................................................  21


================================================================================

================================================================================


                            5,727,277 COMMON SHARES


                                 WAVEPHORE, INC.




                                 ---------------

                                   PROSPECTUS

                                 ---------------




                               SEPTEMBER 26, 1997



================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which expenses will be paid by the Company:


Securities and Exchange Commission Registration Fee                    $12,669*
Nasdaq Listing Fee                                                     $17,500**
Printing and Engraving Expense                                         $ 2,000*
Legal Fees and Expenses                                                $ 6,000*
Accounting Fees and Expenses                                           $ 3,000*
Blue Sky Fees and Expenses                                             $   500*
Transfer Agent Fees and Expenses                                       $ 1,000*
Miscellaneous                                                          $   331*
                                                                       -------
TOTAL                                                                  $43,000*


----------------
*  Estimated
** Previously Paid

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Unless limited by the Articles of Incorporation, the Indiana Business Corporation Law (the "IBCL") requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. The IBCL permits a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interest; and (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the individual either: (A) had reasonable cause to believe the individual's conduct was lawful; or (B) had no reasonable cause to believe the individual's conduct was unlawful. Unless a corporation's articles of incorporation provide otherwise, an officer of the corporation, whether or not a director, is entitled to mandatory and court-ordered indemnification to the same extent as a director; and the corporation may indemnify an officer, employee or agent of the corporation, whether or not a director, to the same extent as a director, and to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. The indemnification provisions of the IBCL are not exclusive of any other rights to indemnification that a person may have under the corporation's articles of incorporation or bylaws, a resolution of the board of directors or of the shareholders, or any other authorization, whenever adopted, after notice, by a majority vote of all of the voting shares then issued and outstanding.

         The IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the IBCL; and (2) the breach or failure to perform constitutes willful misconduct or recklessness. Section 23-1-35-1 of the IBCL provides that a director shall, based upon the facts then known to the director, discharge the duties as a director, including the director's duties as a member of a committee: (1) in good faith; (2) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (3) in a manner the director reasonably believes to be in the best interests of the corporation. In discharging the director's duties, a director is entitled to rely upon information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers or employees of the corporation whom a director reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or (3) a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence. A director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by the foregoing provisions unwarranted. A director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

         The Company's Articles of Incorporation provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted under the IBCL. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         The Company's Restated Code of Bylaws provide that the corporation shall indemnify any individual who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit or proceeding, whether civil, criminal, administrative, investigative, and whether formal or informal, in which he has been made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except
(i) in the case of any action, suit, or proceeding terminated by judgment, order or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted a willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness.

         The directors and officers of the Company are covered by an insurance policy indemnifying against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), in certain circumstances.

         The Company has agreed to indemnify the Selling Security Holders, including its officers, directors, or controlling persons, against certain liabilities, including liabilities under the Act.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.


EXHIBIT NO.       EXHIBIT
-----------       -------
3.1               Restated Articles of Incorporation (incorporated by reference to Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994).

3.2 Articles of Amendment to the Company's Articles of Incorporation dated December 27, 1995 (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated December 27, 1995).

3.3 Articles of Amendment to the Company's Articles of Incorporation dated February 7, 1996 (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement No. 333-1198 on Form S-3).

3.4 Articles of Amendment to the Company's Articles of Incorporation dated July 23, 1997 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed as of August 1, 1997.

3.5               Restated Code of Bylaws (incorporated by reference to Exhibit
                  4.2 to the Company's Registration Statement No. 33-80343 on Form S-8).

5                 Opinion of Barnes & Thornburg regarding legality.*

23.1              Consent of Ernst & Young L.L.P.*

23.2              Consent of KPMG Peat Marwick L.L.P.

23.3              Consent of Barnes & Thornburg (included in Exhibit 5).*

24.               Power of Attorney (included on signature page of Registration
                  Statement).*
______________
* Previously filed

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 26, 1997.



                                         WAVEPHORE, INC.

                                         /s/ David E. Deeds
                                         _______________________________________
                                         David E. Deeds, Chairman, Chief
                                         Executive Officer and President




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



SIGNATURE                         TITLE                                                      DATE

/s/ David E. Deeds
___________________________                                                                  September 26, 1997
David E. Deeds                    Chairman of the Board, Chief Executive Officer and
                                  President (Principal Executive Officer)

/s/ *                                                                                        September 26, 1997
___________________________       Executive Vice President, Chief Operating Officer and
R. Glenn Williamson               Director


/s/ Kenneth D. Swenson                                                                       September 26, 1997
___________________________       Executive Vice President, Chief Financial Officer,
Kenneth D. Swenson                Treasurer (Principal Financial Officer and Principal
                                  Accounting Officer) and Director

/s/ *
___________________________       Director                                                   September 26, 1997
C. Roland Haden


/s/ *
___________________________       Director                                                   September 26, 1997
Glenn Scolnik


/s/ *
___________________________       Director                                                   September 26, 1997
J. Robert Collins



*By /s/ Kenneth D. Swenson
    _______________________
    Kenneth D. Swenson
    Attorney-in-Fact


                                       28